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                                                       EXHIBIT 12

                              PHARMACIA & UPJOHN, INC. AND CONSOLIDATED SUBSIDIARIES
                                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                         (U.S. dollar amounts in millions)


                                     Six Months                  Year Ended December 31,
                                        Ended
                                    June 30, 1997     1996        1995        1994        1993        1992
                                    --------------    ----        ----        ----        ----        ----
Earnings from continuing
 operations before income taxes        $ 564        $ 838       $1,136      $1,271      $  778      $  947

Less: Equity in undistributed
 net income (loss) of companies
 owned less than 50%                       2            5            7           8           8           6
                                       --------     --------    ---------   ---------   ---------  ---------
                                         562          833        1,129       1,263         770         941

Add:
 Amortization of previously
  capitalized interest                     6           11           10           8           6           4

 Fixed charges included in the above:
  Interest and amortization of debt
  expense                                 30           82          121         139         209         162

 Rental expense representative
  of an interest factor                   19           37           35          35          32          35
                                       --------     --------    ---------   ---------   ---------  ---------
Earnings from continuing operations
 before income taxes and fixed
 charges                                 617        $ 963       $1,295      $1,445      $1,017      $1,142
                                       ========     ========    =========   =========   =========  =========
Interest incurred and amortization
 of debt expense                       $  43        $ 115       $  149      $  164      $  234      $  178

Rental expense representative of an
 interest factor                          19           37           35          35          32          35
                                       --------     --------    ---------   ---------   ---------  ---------
Total fixed charges                    $  62        $ 152       $  184      $  199      $  266      $  213
                                       ========     ========    =========   =========   =========  =========
Ratio of earnings to fixed charges         9.91         6.33         7.05        7.24        3.82       5.35
                                          =====         ====         ====        ====        ====       ====
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